Exhibit 10.23

INTERCREDITOR AGREEMENT

RE:	SUBCONTRACTING CONCEPTS, INC.

The subject company, Subcontracting Concepts, Inc., a New York corporation (the “Debtor”) from time to time incurs obligations direct, indirect and/or contingent to North Fork Bank (“North Fork”) and Laurus Master Fund, Ltd. (“Laurus”), a Cayman Islands company, having an office located at c/o Laurus Capital Management, LLC, 825 Third Avenue, 14th Floor, New York, New York 10022 (hereinafter sometimes each referred to as a Creditor and collectively as “Creditors”), some or all of which obligations are or may be secured, either wholly or partially, by Collateral. The Creditors desire to agree among themselves as to the relative priority of their respective security interests in Collateral. It is hereby agreed:

1. “Collateral” means all personal property and fixtures of the Debtor, whether now or hereafter existing or now owned or hereinafter acquired and wherever located, of every kind and description, tangible or intangible, including, but not limited to, all goods, equipment, inventory, documents, instruments, chattel paper, accounts, contract rights, general intangibles and all possessory collateral, and including the products and proceeds thereof and accessions thereto, constituting security of obligations of the Debtor, direct or indirect, liquidated or contingent.

2. “General Security Interest” is any perfected (by filing financing statements under the Uniform Commercial Code or otherwise) and enforceable security interest of a Creditor in any Collateral however arising, including purchase money security interests.

3. North Fork Bank shall be secured by a General Security Interest in cash collateral or a Certificate of Deposit pledged to North Fork by the Debtor in the amount of $1,500,000.00 (the “Collateral Pledge”). Laurus shall be secured by a General Security Interest in the Debtor’s Collateral. The lien of Laurus with respect to the Collateral Pledge shall be subject and subordinate to North Fork’s lien. North Fork shall have no General Security Interest in any Collateral of the Debtor other than with respect to the Collateral Pledge. Any Collateral, or proceeds thereof, received at any time or from time to time by a Creditor shall be applied to the payment of the then outstanding obligation due to such Creditor from the Debtor, or, in the case of the obligation owed to Laurus, from the Debtor or Coach Industries Group, Inc. (“Coach”).

4. Following the occurrence of an event that results in liquidation of the Collateral Pledge, including, but not limited to an event referred to in Paragraph 5 below, North Fork shall apply the proceeds of the Collateral Pledge to satisfy all obligations owing by Debtor to North Fork, and the balance of the proceeds of the Collateral Pledge, if any, shall be turned over to Laurus and shall be, in the sole discretion of Laurus, either held as collateral by Laurus or applied towards reduction of any indebtedness owed by Debtor and/or Coach to Laurus.

5. Following the occurrence of an event of default with respect to the indebtedness owed by Coach to Laurus, Laurus may accelerate all other indebtedness owed by Debtor to Laurus and notify North Fork and the Debtor, in writing, and direct North Fork to terminate its ACH credit facility with the Debtor and liquidate the Collateral Pledge, the proceeds of which shall be applied in accordance with Paragraph 4 above.

6. The priorities specified herein are applicable irrespective of the time or order of attachment or perfection of security interests or the time or order of filing of financing statements or the giving or failure to give notice of the acquisition of purchase money or other security interests.

7. Except as herein otherwise specifically provided, priority shall be determined in accordance with law.

8. North Fork acknowledges that the aggregate amount of obligations of the Debtor to North Fork outstanding at any time shall not exceed the principal sum of $1,500,000.00, plus interest and other charges, including reasonable attorney’s fees, due by the Debtor to North Fork.

9. In the event that any Creditor sends a written notice to the Debtor which declares the Debtor’s obligations to such Creditor to be due and payable prior to their scheduled maturity, such Creditor shall, concurrently with sending a copy of such notice to the Debtor, send a copy of such notice to the other Creditor.

10. This Agreement cannot be amended, modified or terminated without the written consent of each of the Creditors. Termination shall not impair any General Security Interest theretofore acquired by any Creditor or affect the priorities thereof.

11. Any notice required to be sent hereunder shall be sent by certified mail or facsimile transmission and first class mail to:

North Fork Bank
Address:	1001 Avenue of the Americas
2nd Floor
New York, New York 10018
Facsimile Number: (212) 398-7155
Attention: Thomas McGann, Senior V.P.

Laurus Master Fund Ltd.
Address: c/o Laurus Capital Management, LLC
825 Third Avenue, 14th Floor
New York, New York 10022
Facsimile Number: (212) 541-4434
Attention: Jason Ban, Esq.

12. This Agreement shall be governed by the laws of the State of New York without giving effect to the principles of conflicts of law. Unless the context otherwise requires, all terms used herein which are defined in the Uniform Commercial Code shall have the meanings therein stated.

13. This Agreement is solely for the benefit of the Creditors and their successors or assigns and no other person or persons shall have any right, benefit, priority or interest under, or because of the existence of, this agreement.

14. This Agreement may be executed in several counterparts, each of which when so executed and delivered shall be an original. All such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this agreement this 12th day of January, 2005.

NORTH FORK BANK,
Creditor

By:	/s/ THOMAS MCGANN
Name:	Thomas McGann
Title:	Senior Vice-President

-SIGNATURES CONTINUED ON FOLLOWING PAGE-

LAURUS MASTER FUND, LTD.,
Creditor

		By:	/S/ EUGENE GRIN
		Name:	Eugene Grin
		Title:	Director

SUBCONTRACTING CONCEPTS, INC.
Debtor

By:	/S/ SUSAN WEISMAN
Name:	Susan Weisman
Title:	Chief Financial Officer

COACH INDUSTRIES GROUP, INC.
Affiliate of Debtor

By:	/S/ FRANCIS O’DONNELL
Name:	Francis O’Donnell
Title:	Chief Executive Officer

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